EXHIBIT 5.1

                                                                                                May 17, 2010

Rock of Ages Corporation

560 Graniteville Road

Graniteville, VT 05654

Ladies and Gentlemen:

You have requested our opinion as to certain matters concerning shares of Rock of Ages Corporation's common stock with respect to which you are filing a Post-Effective Amendment No.1 to a Registration Statement on Form S-8, Registration Nos. 333-45617, and 333-128474, with the Securities and Exchange Commission (the "Amendment"). The aforesaid shares are to be granted pursuant to the Rock of Ages Corporation 1994 Amended and Restated Stock Plan (the "1994 Plan") and the Rock of Ages Corporation 2005 Stock Plan (the" 2005 Plan"). Such shares will be issued by Rock of Ages Corporation from authorized but unissued shares reserved for issuance pursuant to the 1994 Plan and the 2005 Plan (the "Shares"). The 1994 Plan is incorporated by reference as Exhibit 99.1 to the Amendment, and the 2005 Plan is incorporated by reference as Exhibit 99.2 to the Amendment.

We have examined such corporate documents and made such investigations of matters of fact and law as we deemed necessary to the rendition of this opinion. We have assumed that there will be no material changes in the documents examined and the matters investigated and that there will be authorized but unissued shares available for issue in sufficient amounts at the time that any Shares are issued. Based upon such examinations and investigation, and upon those assumptions, we are of the opinion that the Shares, when issued in accordance with the 1994 Plan and the 2005 Plan, will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to us in the Registration Statement.

McLANE, GRAF, RAULERSON & MIDDLETON,

PROFESSIONAL ASSOCIATION

By: /s/Richard A. Samuels